Exhibit 4.9

EXECUTION VERSION

SUBSCRIPTION AGREEMENT

19 FEBRUARY 2016

VODAFONE GROUP PLC

£1,440,000,000

1.50 per cent. Subordinated Mandatory Convertible Bonds due 2017

ALLEN & OVERY

Allen & Overy LLP

THIS AGREEMENT is made on 19 February 2016 BETWEEN:

(1)                                 VODAFONE GROUP PLC, a company incorporated under the laws of England and Wales with registered number 01833679 (the Issuer);

(2)                                 MORGAN STANLEY & CO. INTERNATIONAL PLC (Morgan Stanley); and

(3)                                 J.P. MORGAN SECURITIES PLC (J.P. Morgan and together with Morgan Stanley, the Managers).

WHEREAS:

(A)                               The Issuer proposes to issue £1,440,000,000 1.50 per cent. Subordinated Mandatory Convertible Bonds due 2017 (the Bonds, which expression where the context admits shall include the Global Bond (as defined below)).

(B)                               The Bonds will be in registered form in the denomination of £100,000 each, and will be constituted by a Trust Deed (the Trust Deed) between the Issuer and The Law Debenture Trust Corporation p.l.c. as trustee (the Trustee) and will be issued subject to and with the benefit of an Agency Agreement (the Agency Agreement) between the Issuer, the Trustee and the agents named therein, and with the benefit of a Calculation Agency Agreement dated the date of this Agreement (the Calculation Agency Agreement) between the Issuer and Conv-Ex Advisors Limited.

(C)                               The Bonds will be convertible into fully paid ordinary shares in the Issuer (the Shares) in accordance with the terms and conditions of the Bonds (the Conditions).

(D)                               In addition to the Bonds, the Issuer proposes to issue £1,440,000,000 2.00 Subordinated Mandatory Convertible Bonds due 2019 (the Tranche B Bonds), which shall be constituted by a separate trust deed between the Issuer and the Trustee, and which shall be issued subject to and with the benefit of a separate agency agreement and calculation agency agreement in each case between the Issuer and the agents named therein. The Issuer and the Managers have entered into a separate subscription agreement dated 19 February 2016 in relation to the Tranche B Bonds.

(E)                                The Issuer and Morgan Stanley have entered into a confirmation dated on or about the date of this Agreement evidencing the equity put and call option transaction entered on or about the date of this Agreement, which is expressed to be subject to a deemed agreement in the form of an ISDA 2002 Master Agreement with a Schedule thereto in the form appended to such confirmation, together with a deemed ISDA 1995 Credit Support Annex (Bilateral Form — Transfer) with such elections, variables and amendments thereto as are appended to such confirmation (together, the Morgan Stanley Option).

(F)                                 The Issuer and J.P. Morgan have entered into a confirmation dated on or about the date of this Agreement evidencing the equity put and call option transaction entered on or about the date of this Agreement, which is expressed to be subject to a deemed agreement in the form of an ISDA 2002 Master Agreement with a Schedule thereto in the form appended to such confirmation, together with a deemed ISDA 1995 Credit Support Annex (Bilateral Form — Transfer) with such elections, variables and amendments thereto as are appended to such confirmation (together, the J.P. Morgan Option and together with the Morgan Stanley Option, the Options).

(G)                               Certain additional documents, as set out in Schedule 2 hereto, have been, or are expected to be, entered in connection with the Options. Such documents, together with the Options, are collectively referred to herein as the Hedging and Security Documents.

(H)                              Unless otherwise defined herein, all words and expressions defined in the Conditions shall, where the context so requires and admits, have the same respective meanings in this Agreement.

IT IS AGREED as follows:

1.                                      SUBSCRIPTION

1.1                               Subject to the terms and conditions of this Agreement, the Issuer agrees to issue the Bonds and each Manager severally, and not jointly, agrees to subscribe and pay for, or to procure subscriptions and payment for, the principal amount of the Bonds set out against its name as its underwriting commitment in Schedule 1 hereto on 25 February 2016, or such later date, not being later than 10 March 2016, as the Issuer and the Managers may agree (the Closing Date) at a subscription price of 100 per cent. of the principal amount of the Bonds (the Subscription Price).

1.2                               The Issuer confirms that:

(a)                                 it has authorised the Managers to offer Bonds on its behalf for subscription at the Subscription Price subject to the provisions of Clause 7;

(b)                                 the Issuer has approved the arrangements made on its behalf by the Managers for announcements in respect of the Bonds to be published on such dates and in such newspapers or other publications as it may agree.

1.3                               If either Manager shall fail on the Closing Date to subscribe and pay for any of the Bonds which it is obliged to subscribe and pay for under this Agreement (the Defaulted Bonds), the non-defaulting Manager shall have the right but not the obligation, within 48 hours thereafter, to subscribe and pay for all, but not less than all, of the Defaulted Bonds upon the terms herein set forth; if, however the non-defaulting Manager shall not have completed such arrangements within such 48 hour period, then:

(a)                                 if the principal amount of Defaulted Bonds does not exceed 10 per cent. of the aggregate principal amount of Bonds to be subscribed and paid for on such date, the non-defaulting Manager shall be obliged to subscribe and pay for the full principal amount thereof; or

(b)                                 if the principal amount of Defaulted Bonds exceeds 10 per cent. of the aggregate principal amount of Bonds to be subscribed and paid for on such date, this Agreement shall terminate without any liability on the part of the non-defaulting Manager.

No action taken pursuant to this Clause 1.3 shall relieve a defaulting Manager from liability in respect of its default. In the event of any such default which does not result in a termination of this Agreement, the non-defaulting Manager or the Issuer shall have the right to postpone the Closing Date for a period not exceeding seven days in order to effect any consequential changes in the documents or arrangements relating to the offering of the Bonds.

Upon this Agreement terminating in accordance with the provisions of sub-clause 1.3(b) above, it shall be of no further effect and no party shall be under any liability to any other in respect of this Agreement, save in respect of the liability of any defaulting Manager as provided in the previous paragraph and except that (i) the Issuer shall remain liable for the payment of all costs and expenses referred to in Clause 4 and already incurred or incurred in consequence of such termination, (ii) any liability arising before or in relation to such termination shall not be affected by the provisions of this Clause and (iii) the provisions of Clauses 5.4, and 9 to 11 of this Agreement shall remain in full force and effect.

1.4                               The Conditions will be set out in the Trust Deed (subject as stated therein) and will, on the date hereof, be in a form substantially agreed by the parties hereto, as initialled for identification purposes by Allen & Overy LLP and Linklaters LLP, with such amendments (if any) as may be agreed in writing between the Issuer and the Managers following the date hereof.

1.5                               In connection with the issue and offering of the Bonds, the Managers and any of their respective Affiliates, each acting as an investor for its own account, may take up Bonds and in that capacity may retain, purchase or sell Bonds and any other securities of the Issuer or related investments for their own account and may offer or sell such securities or other investments otherwise than in connection with the issue and offering of the Bonds. Accordingly, references in this document to the Bonds being offered or placed should be read as including any offering or placement of securities to the Managers and any of their respective Affiliates acting in such capacity. The Managers do not intend to disclose the extent of any such investment or transactions otherwise than in accordance with any legal or regulatory obligation to do so. Each Manager may perform all or any of the functions expressed to be performed by it under this Agreement through any Affiliate. For the purpose of this Agreement, unless the context otherwise requires, Affiliate means, with respect to a given person, any person controlling, controlled by or under common control with that person from time to time (and its respective directors, officers, employees and agents from time to time).

1.6                               Without prejudice to the obligations owed by the Managers to the Issuer under this Agreement, by executing this Agreement, each of the Managers hereby agrees to be bound by the provisions of the ICMA Agreement Among Managers English Law Version 2 (Managers Only Equity-Related Issues) (the AAM), save that Clause 3 of the AAM shall not apply and any reference to “Lead Manager” and/or to “Managers” therein shall be deemed to be a reference to the Managers.

2.                                      CLOSING

The net subscription monies in respect of the Bonds (representing the Subscription Price, less the Fee (as defined in Clause 4 below) in respect of the Bonds and all costs and expenses pursuant to, or pursuant to any arrangement referred to in, Clause 4) will be paid by J.P. Morgan on behalf of the Managers to the Issuer at or around 10.00 a.m. (London time) on the Closing Date, for value the Closing Date, in immediately available funds to such account as shall be notified by the Issuer to J.P. Morgan at least three (3) business days prior to the Closing Date against delivery of a duly executed global bond in or substantially in the form provided in the Trust Deed (the Global Bond) to a common depositary for Euroclear Bank S.A./N.V. and for Clearstream Banking, société anonyme and the registration of the holding of the Bonds by a nominee for such common depositary in the register maintained by the registrar for the Bonds.

3.                                      UNDERTAKINGS

3.1                               The Issuer undertakes with the Managers and each of them that:

(a)                                 it will on or before the Closing Date, execute the Trust Deed, the Agency Agreement, the Escrow Agreements, the Interest Rate Swaps and the Issuer Security Deeds;

(b)                                 the Issuer shall promptly after becoming aware of the occurrence thereof notify each Manager of (A) any condition, event or act which would after the issue of the Bonds (or would with the expiry of any grace period and/or the lapse of time and/or, in the case of Condition 10, the giving of notice) constitute an Enforcement Event (as defined in Condition 10) or (B) any breach of the representations and warranties or undertakings contained in this Agreement;

(c)                                  if, following the date of this Agreement and before the Closing Date, the Issuer becomes aware that any of the conditions specified in Clause 6 will not be satisfied, the Issuer shall forthwith notify the Managers to this effect giving full details thereof. In such circumstances, the Managers shall be entitled (but not bound) by notice in writing to the Issuer to be released and discharged from its obligations under this Agreement;

(d)                                 during the period commencing on the date hereof and ending 90 days from the date of this Agreement (both dates inclusive), it will not and it will procure that none of its subsidiaries or any other party acting on its or their behalf (other than the Managers) will, without the prior written consent of the Managers (not to be unreasonably withheld or delayed) (i) directly or indirectly, issue, offer, pledge, sell, contract to issue or sell, issue or sell any option or contract to purchase, purchase any option or contract to issue or sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any Shares or any securities convertible into or exercisable or exchangeable for Shares, (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of Shares, whether any such swap or transaction described in (i) or (ii) above is to be settled by delivery of Shares or such other securities, in cash or otherwise, or (iii) announce the intention to implement any of the transactions described in (i) or (ii) above. The foregoing sentence shall not apply (a) to the issue and performance of the Bonds or the entry into and performance of the Options or (b) to the issue and performance of the Tranche B Bonds or (c) upon exercise of options in respect of Shares existing as at the date hereof or (d) to the grant of options or vesting of awards under any employees’ share scheme existing and publicly disclosed as of the date of this Agreement or (e) the issue of Shares pursuant to the Issuer’s dividend reinvestment plan or (f) upon exercise of options in respect of senior leadership team directors. For the purposes of this sub-clause 3.1(d), Shares shall include participation certificates and any depositary or other receipt, instrument, rights or entitlement representing Shares;

(e)                                  it will use all reasonable endeavours to obtain the listing of the Bonds on a recognised stock exchange (as such term is defined in section 1005 of the Income Tax Act 2007) by no later than 25 August 2016. Unless required for the purposes of listing (in which case the Issuer shall obtain the prior written consent of the Managers, such consent not to be unreasonably withheld or delayed), the applicable listing document shall not refer to the Managers;

(f)                                   in the event that a significant new factor, material mistake or inaccuracy arises or is noted relating to the information included in the Relevant Information which is capable of affecting the assessment by investors of the assets and liabilities, financial position, profits and losses, and prospects of the Issuer and/or the rights attaching to the Bonds, the Issuer shall, prior to any subsequent issue of Bonds, update or amend the Relevant Information (following consultation with the Managers);

(g)                                  it will ensure, to the best of its ability, that proceeds raised in connection with the issue of the Bonds will not, directly or indirectly, be lent, contributed or otherwise made available to any person or entity (whether or not related to the Issuer) for the purpose of financing the activities of any person or for the benefit of any country currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (OFAC) or any equivalent sanctions administered or enforced by the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority; and

(h)                                 it will not, between the date hereof and the Closing Date (both dates inclusive), do any act or thing which, had the Bonds then been in issue, would, pursuant to the Conditions, result in an adjustment to the Conversion Price.

4.                                      FEES, EXPENSES AND STAMP DUTIES

4.1                               In consideration of the agreement by the Managers to act as the managers in relation to the issue of the Bonds and to subscribe and pay for or procure subscriptions and payment for the Bonds as provided above, the Issuer shall pay to the Managers a combined management and underwriting commission equal to 0.25 per cent. of the principal amount of the Bonds (the Fee), which shall be split equally between the Managers.

4.2                               J.P. Morgan on behalf of the Managers shall be entitled to deduct the Fee from the Subscription Price as provided in Clause 2 and the Issuer shall not be concerned with the apportionment of such payments between the Managers or the payment of them to any other person.

4.3                               The Issuer shall bear and pay all costs and expenses incurred in, or in connection with, the issue of the Bonds, making the initial delivery of the Bonds and listing the Bonds on the relevant stock exchange, and shall also pay the remuneration of the Trustee and the agents appointed under the Agency Agreement and the Calculation Agency Agreement, and the expenses incurred by any of them, and the fees and expenses of the Trustee’s and the Managers’ legal advisers (including, in each case, any value added tax or other similar tax properly chargeable thereon).

4.4                               The Issuer undertakes that it will pay promptly, and in any event before any penalty becomes payable, any stamp, documentary, registration or similar duty or tax (including any stamp duty reserve tax) payable in connection with the entry into, performance, enforcement or admissibility in evidence of any Bond, any of the Agreements or any communication pursuant thereto and that it will indemnify each Manager against any liability with respect to or resulting from any delay in paying or omission to pay any such duty or tax.

4.5                               All payments by the Issuer under this Agreement shall be paid without set off or counterclaim, and free and clear of and without deduction or withholding for or on account of, any present or future taxes, levies, imports, duties, fees, assessments or other charges of whatever nature, imposed by the United Kingdom or by any department, agency or other political sub division or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto (Taxes). If any Taxes are required by law to be deducted or withheld in connection with any such payment, the Issuer will increase the amount paid so that the full amount of such payment is received by the payee as if no such deduction or withholding had been made. In addition, the Issuer agrees to indemnify and hold the Managers harmless against any Taxes which they are required to pay in respect of any amount paid by the Issuer under this Agreement. If the Issuer pays any additional amount to a payee under this Clause (a Tax Payment) and that payee obtains a refund of a tax, or a credit against tax by reason of the Tax Payment (a Tax Credit) then that payee shall reimburse the Issuer such amount as can be determined to be the proportion of the Tax Credit as will leave that payee (after that reimbursement) in no better or worse position than it would have been if the Tax Payment had not been paid. Nothing in this Clause shall interfere with the right of each payee to arrange its tax affairs in whatever manner it thinks fit and no payee is obliged to disclose any information regarding its tax affairs or computations to the Issuer which it reasonably considers confidential.

5.                                      REPRESENTATIONS AND WARRANTIES OF THE ISSUER AND INDEMNITY

5.1                               As at the date of this Agreement and the Closing Date, the Issuer hereby represents, warrants and undertakes to the Managers and each of them as follows (with the agreement by the Managers to subscribe and pay for, or to procure subscriptions and payment for, the Bonds being deemed to have been made on the basis of, and in reliance on, such representations, warranties and agreements):

(a)

(i)                                     that the most recently published audited consolidated and unconsolidated financial statements of the Issuer (the audited accounts) were prepared in accordance with the International Financial Reporting Standards (formerly International Accounting Standards) issued by the International Accounting Standards Board (IASB) and interpretations issued by the International Financial Reporting Interpretations Committee of the IASB (as amended, supplemented or re-issued from time to time) consistently applied (except as disclosed therein) and that they give a true and fair view of (A) the consolidated and unconsolidated financial condition of the Issuer as at the date to which they were prepared and (B) the consolidated results of operations of the Issuer for the financial period ended on the relevant date;

(ii)                                  that, except as disclosed in the Public Statements, there has been no material adverse change in the financial position or prospects of the Issuer and its Subsidiaries (together the Group) since the date of the audited accounts.

As used herein, Subsidiary means any entity which is a subsidiary within the meaning of Section 1159 of the Companies Act 2006;

(b)                                 that (i) the factual statements contained in any of the Public Statements, press releases issued or to be issued in connection with the issue and offering of the Bonds (or any amendment or supplement thereto) or any other materials authorised in writing by the Issuer for use by the Managers in the marketing, offering and distribution of the Bonds (the Press Releases), the term sheets prepared in connection with the issue and offering of the Bonds, or any amendment or supplement thereto (the Term Sheets) or the Conditions are in every material respect, true and accurate and not misleading and that to the best of the knowledge and belief of the Issuer there are no other facts in relation thereto the omission of which would make any statement in such documents misleading in any material respect, (ii) the statements of intention, opinion, belief or expectation contained in such documents are honestly made or held and (iii) all reasonable care has been taken to ascertain such facts and to verify the accuracy of all such statements.

As used herein, Public Statements means any information released to the public or made available to potential investors by or on behalf of the Issuer or any Subsidiary, whether such information was required to be made public by applicable law and regulation (including, but not limited to, all filings required by the London Stock Exchange plc and/or English law) or otherwise, on or after the date of publication of the audited financial statements of the Issuer as at and for the year ended 31 March 2015 (including, without limitation, such audited financial statements of the Issuer);

(c)                                  that (i) the Issuer has complied with, and will continue to comply with, the requirements applicable to it under the Financial Conduct Authority’s Listing Rules and Disclosure and Transparency Rules and (ii) the issue of the Bonds will not cause the Issuer to contravene section 118 of the Financial Services and Markets Act 2000 (as amended) (the FSMA) or the provisions of Part V of the Criminal Justice Act 1993;

(d)                                 that the Issuer has been duly incorporated and is validly existing under the laws of its incorporation with full power and authority and to execute and perform its obligations under this Agreement, the Hedging and Security Documents to which it is a party, the Trust Deed, the Calculation Agency Agreement and the Agency Agreement (together the Agreements);

(e)                                  that all corporate approvals and authorisations required by the Issuer for or in connection with (i) the execution, issue and offering of the Bonds and compliance by the Issuer with the terms of the Bonds and (ii) the execution and delivery of, and compliance with the terms of, the Agreements have been obtained and are in full force and effect and, in the case of Bonds, upon due execution of the Bonds and the appropriate entries being made in the register of Bondholders in accordance with the Trust Deed and the Agency Agreement, the Bonds will constitute, and, in the case of the Agreements, the Agreements constitute or (as the case may be) will constitute, legal, valid and binding obligations of the Issuer enforceable in accordance with their respective terms, subject to the laws of bankruptcy and other laws affecting the rights of creditors generally;

(f)                                   that (i) the execution and delivery of the Agreements are not contrary to the provisions of the Articles of Association of the Issuer and (ii) as at the Closing Date, the issue of the Bonds and the performance of the terms of the Bonds and the Agreements will not be contrary to the provisions of the Articles of Association of the Issuer and will not result in any breach, to any material extent, of the terms of, or constitute a default under, any statute, instrument, agreement or order to which the Issuer is a party or by which the Issuer or its property is bound;

(g)                                  that no event has occurred which would constitute (after the issue of the Bonds) an “Enforcement Event” thereunder or which with the giving of notice or lapse of time or fulfilment of any other condition would (after the issue of the Bonds) constitute such an “Enforcement Event”;

(h)                                 that, except as disclosed in the Public Statements, (i) the Issuer is not in breach of the terms of, or in default under, any instrument, agreement or order to which it is a party or by which it or its property is bound the consequence of which would have a material adverse effect on the ability of the Issuer to perform its payment obligations under the Bonds; and (ii) neither the Issuer nor any member of the Group is involved, or has been involved, in any legal or arbitration proceedings (including any proceedings which are pending or threatened of which the Issuer is aware) which may have, or have had, a significant effect on the financial position of the Group;

(i)                                     that (i) as at the date of this Agreement, no consent, approval, authorisation, order, filing, registration or qualification of or with any court or governmental authority is required and no other action or thing (including, without limitation, the payment of any stamp or other similar tax or duty) is required to be taken, fulfilled or done by the Issuer for or in connection with (A) the execution, issue and offering of the Bonds and compliance by the Issuer with the terms of the Bonds or (B) the execution and delivery of, and compliance with the terms of, the Agreements and (ii) if, after the date of this Agreement, any such consent, approval, authorisation, order, filing, registration or qualification of or with any court or governmental authority or any other action or thing (including, without limitation, the payment of any stamp or other similar tax or duty) is required to be taken, fulfilled or done by the Issuer, it has been taken, fulfilled or done by the Issuer;

(j)                                    that the Issuer and its Subsidiaries, directors, officers, agents, employees (i) are conducting their business in compliance with applicable anti-bribery and anti-corruption laws and regulations, including the UK Bribery Act 2010, (ii) maintain an effective anti-bribery compliance programme which monitors compliance and detects violations and (iii) shall not give or receive any bribes, including in relation to any public official;

(k)                                 that none of the Issuer, its affiliates, nor any persons acting on any of their behalf (other than either Manager), has engaged or will engage in any directed selling efforts (as defined in Rule 902(c) under the U.S. Securities Act of 1933, as amended (the Securities Act)) with respect to the Bonds or the Shares to be delivered upon conversion of the Bonds (together with the Bonds, the Securities);

(l)                                     that the Issuer, its affiliates and each person acting on any of their behalf (other than either Manager) have complied and will comply with the offering restrictions requirement of Regulation S under the Securities Act (Regulation S);

(m)                             that the Issuer is a “foreign issuer” (as such term is defined in Regulation S);

(n)                                 that, as of the Closing Date, the Bonds will not be of the same class (within the meaning of Rule 144A(d)(3)(i) under the Securities Act) as securities (i) listed on a national securities exchange in the United States which is registered under Section 6 of the U.S. Securities Exchange Act of 1934, as amended (the Exchange Act) or (ii) quoted in any U.S. “automated inter-dealer quotation system” (as such term is used in the Exchange Act), and the Issuer is subject to Section 13 or 15(d) of the Exchange Act;

(o)                                 that the Issuer is not, and as a result of any offer and sale of the Securities will not be, an “investment company” under, and as such term is defined in, the U.S. Investment Company Act of 1940, as amended;

(p)                                 that neither the Issuer nor any of its affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act), nor any person acting on its or their behalf (other than each of the Managers, their respective affiliates and each person who controls them (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and each of their respective directors, officers, employees and agents (each a Relevant Party), as to which the Issuer makes no representation or warranty), (i) has made offers or sales of any security, or solicited offers to buy, or otherwise negotiated in respect of, any security, under circumstances that would require the registration of the Securities under the Securities Act; or (ii) has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Securities in the United States;

(q)                                 that neither the Issuer nor any of its affiliates (as defined in Rule 501(b) of Regulation Dunder the Securities Act), nor any person acting on its or their behalf (other than any Relevant Party, as to which the Issuer makes no representation or warranty), has taken or will take, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to cause or result in, the stabilisation in violation of applicable laws or manipulation of the price of any security to facilitate the sale or resale of the Securities;

(r)                                    that, to the best of the Issuer’s and its Subsidiaries’ knowledge, neither the Issuer, nor any of its Subsidiaries nor, to the best of the Issuer’s knowledge, any director, officer, agent, employee or affiliate of the Issuer or any of its Subsidiaries are currently subject to any U.S. sanctions administered by OFAC or any equivalent sanctions administered or enforced by the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority; and

(s)                                   that, to the best of the Issuer’s and its Subsidiaries’ knowledge, the operations of the Issuer and its Subsidiaries are and have been in all material respects conducted in compliance with applicable financial record keeping and reporting requirements and money laundering statutes in the United Kingdom and in all jurisdictions in which the Issuer and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, Money Laundering Laws), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer or any of its Subsidiaries with respect to Money Laundering Laws is, to the best of the

Issuer’s and its Subsidiaries’ knowledge, pending and, to the best of the Issuer’s knowledge, no such actions, suits or proceedings are threatened or contemplated.

5.2                               The Issuer shall be deemed to repeat the representations, warranties and agreements contained in Clause 5.1 on each day falling prior to the Closing Date.

5.3                               The representations, warranties and agreements contained in this Clause shall continue in full force and effect notwithstanding the actual or constructive knowledge of either Manager with respect to any of the matters referred to in the representations and warranties set out above, any investigation by or on behalf of the Managers or completion of the subscription and issue of the Bonds PROVIDED always that each of the above representations, warranties and agreements shall be qualified by, and to the extent of, any information disclosed in writing for the purpose of such qualification to, and acknowledged in writing for such purpose by, the relevant Manager before the relevant date on which such representations, warranties and agreements are given.

5.4                               Without prejudice to the other rights or remedies of the Managers, the Issuer undertakes with the Managers and each of them that if any Manager or any Relevant Party relating to such Manager incurs any direct liability, damages, cost, loss or expense (excluding any consequential economic loss but including, without limitation, legal fees, costs and expenses reasonably incurred) (a Loss) as a result of or in relation to:

(a)                                 any actual or alleged (other than an allegation made by any Relevant Party) breach of the representations, warranties and undertakings contained in, or made or deemed to be made by the Issuer pursuant to, this Agreement; or

(b)                                 any untrue or misleading (or allegedly (other than an allegation made by any Relevant Party) untrue or misleading) statement in, or any omission (or alleged (other than an allegation made by any Relevant Party) omission) from, the Public Statements, the Term Sheets or the Conditions (together the Relevant Information); or

(c)                                  any untrue or misleading (or allegedly (other than an allegation made by any Relevant Party) untrue or misleading) statement in any additional written information provided by the Issuer to the Managers in connection with the issue and offering of the Bonds, the Issuer shall pay to that Manager on demand an amount equal to such Loss. Neither Manager shall have any duty or obligation, whether as fiduciary or trustee for any Relevant Party or otherwise, to recover any such payment or to account to any other person for any amounts paid to it under this Clause 5.4.

5.5                               In case any action shall be brought against any Relevant Party in respect of which indemnity may be sought from the Issuer the Relevant Party shall promptly notify the Issuer in writing and shall employ such legal advisers as may be agreed between such Relevant Party and the Issuer or, in default of agreement, as such Relevant Party may select. The Issuer shall have the option to elect to assume the defence thereof, and shall employ such legal advisers as may be agreed between such Relevant Party and the Issuer (or, in default of agreement, as the Relevant Party may select) unless such Relevant Party reasonably objects to the assumption on the grounds that there are legal defences available to it which are different from or in addition to and may conflict with those available to the Issuer. If the Issuer shall elect to assume the defence thereof, the Relevant Party shall bear the fees and expenses of any additional legal advisers retained by it. If the Issuer does not elect to assume the defence thereof, then the Relevant Party shall do so and shall employ such legal advisers as may be agreed between such Relevant Party and the Issuer or, in default of agreement, as such Relevant Party may select. The Issuer shall not be liable in respect of any settlement of any such action effected without its consent, such consent not to be unreasonably withheld or delayed, nor shall it be liable for any legal or other expenses incurred by the Relevant Party where the Issuer has elected to assume the defence in accordance with and subject to the above provisions and such expenses are incurred following such assumption.

6.                                      CONDITIONS

6.1                               This Agreement and the respective rights and obligations of the parties to this Agreement on the Closing Date are conditional upon:

(a)                                 the representations and warranties set out in Clause 5.1 being true, accurate and correct, in each case, as if such representations and warranties were repeated on the Closing Date, there being no outstanding material breach of any of the obligations of the Issuer under this Agreement which has not been expressly waived by the Managers prior to the Closing Date and the Relevant Information containing all material information relating to the assets and liabilities, financial position and profits and losses of the Issuer and nothing having happened or being expected to happen which would require the Relevant Information to be supplemented or updated;

(b)                                 the delivery to the Managers on or before the Closing Date of:

(i)                                     legal opinions dated the Closing Date in such form and with such contents as the Managers and the Trustee may reasonably require from Linklaters LLP, legal advisers to the Issuer as to matters of English law and from Allen & Overy LLP, legal advisers to the Managers and the Trustee as to matters of English law; and

(ii)                                  a certificate signed by a duly authorised officer of the Issuer to the effect stated in sub-clause 6.1(a);

(c)                                  the execution of the Trust Deed, the Agency Agreement, the Escrow Agreements, the Interest Rate Swaps and the Issuer Security Deeds by the parties thereto on or before the Closing Date; and

(d)                                 the delivery to the Managers of certified copies of all corporate and other consents, approvals or authorisations required in connection with the issue of the Bonds, the entry into of the Agreements by the Issuer and the performance by the Issuer of its obligations under the Bonds and the Agreements.

6.2                               In the event that any of the foregoing conditions is not satisfied, the Managers shall be entitled (but not bound) by notice in writing to the Issuer to be released and discharged from their respective obligations under the agreement reached under this Agreement.

7.                                      MANAGERS’ REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

7.1                               Each Manager understands that the Securities have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Each Manager represents, warrants and agrees that it has offered and sold, and will offer and sell the Bonds, (i) as part of their distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Regulation S. Accordingly, none of the Managers, their affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts (as defined in Regulation S) with respect to the Securities and it and they have complied and will comply with the offering restrictions requirements of Regulation S. Each Manager agrees that, prior to confirmation of the sale of the Securities, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases the Securities from it during the distribution compliance period a confirmation notice substantially to the following effect:

“The securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the Securities Act), and may not be offered or sold within the United States or to, or for the account or benefit of, “U.S. Persons” (i) as part of their distribution at any time or (ii) otherwise until 40 days after the completion of the distribution of the securities as determined and certified by the relevant Manager, except in accordance with Regulation S under the Securities Act (Regulation S). Terms used above have the meanings given to them by Regulation S.”.

7.2                               Terms used in Clause 7.1 have the meanings given to them by Regulation S.

7.3                               Each Manager represents and agrees that:

(a)                                 it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Bonds in, from or otherwise involving the United Kingdom; and

(b)                                 it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue of any Bonds in circumstances in which section 21(1) of the FSMA does not apply to the Issuer.

7.4                               No action has been taken by the Issuer or any of the Managers that would, or is intended to, permit a public offer of the Bonds or possession or distribution of any offering or publicity material relating to the Bonds in any country or jurisdiction where any such action for that purpose is required. Accordingly, each Manager undertakes that it will not, directly or indirectly, offer or sell any Bonds or have in its possession, distribute or publish any offering circular, prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will result in compliance with any applicable laws and regulations and all offers and sales of Bonds by it will be made on the same terms.

7.5                               Without prejudice to the generality of Clause 7.4, each Manager agrees that it will obtain any consent, approval or permission which is required for the offer, purchase or sale by it of Bonds under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such offers, purchases or sales and it will comply with all such laws and regulations.

7.6                               Without prejudice to the other rights and remedies of the Issuer, each Manager severally undertakes with the Issuer that if the Issuer or any Issuer Relevant Party incurs any Loss as a result of any breach by such Manager of any of its undertakings contained in Clause 7, such Manager shall pay to the Issuer or any Issuer Relevant Party, as the case may be, on demand an amount equal to such Loss provided that, without prejudice to any other claim the Issuer or the Issuer Relevant Party, as the case may be, may have against such Manager, no Manager shall be liable under this Clause 7.6 as a result of the sale of Bonds to any person believed in good faith by such Manager, on reasonable grounds after making all reasonable investigations, to be a person to whom Bonds could legally be sold in compliance with the provisions in this Clause. The provisions of Clause 5.5 will apply mutatis mutandis to this Clause 7.6. For the purposes of this Clause, Issuer Relevant Party means each of the affiliates of the Issuer and each person who controls the Issuer (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and each of their respective directors, officers, employees and agents.

7.7                               The representations, warranties and undertakings of each of the Managers under this Clause 7 are several and not joint.

8.                                      TERMINATION

The Managers may (after consultation with the Issuer, if practicable), by notice to the Issuer, terminate this Agreement at any time prior to payment of the net subscription monies to the Issuer if in the opinion of the Managers:

(a)                                 there shall have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in its view be likely to prejudice materially the success of the offering and distribution of the Bonds or dealings in the Bonds in the secondary market and, upon such notice being given, the parties to this Agreement shall (except for any liability of the Issuer in relation to expenses as provided in the agreement referred to in Clause 4 and except for any liability arising before or in relation to such termination) be released and discharged from their respective obligations under this Agreement; or

(b)                                 there has been since the time of execution of this Agreement, any material adverse effect on the financial or trading condition, prospects, results of operations, business or general affairs of either the Issuer or the Group; or

(c)                                  the subscription agreement dated 19 February 2016 between the Issuer and the Managers and relating to the Tranche B Bonds terminates.

9.                                      NOTICES

9.1                               Any notice or notification in any form to be given by the Managers to the Issuer may be given by either Manager on behalf of the Managers and may be delivered in person or sent by fax addressed to:

VODAFONE GROUP PLC

Vodafone House

The Connection

Newbury

Berkshire RG14 2FN

United Kingdom

Fax Number:                                                            +44 1635 676746

Attention of:                                                              Director of Treasury

9.2                               Any notice or notification in any form to be given by the Issuer to the Managers or any of them may be delivered in person or sent by fax addressed to:

J.P. MORGAN SECURITIES PLC

25 Bank Street

Canary Wharf

London E14 5JP

United Kingdom

Fax Number:                                                            +44 20 3493 1453

Attention of:                                                              Equity Linked Capital Markets Syndicate Desk

and

MORGAN STANLEY & CO. INTERNATIONAL PLC

25 Cabot Square

Canary Wharf

London E14 4QA

United Kingdom

Fax Number:                                                            +44 207 425 8990

Attention of:                                                              Head of Equity Capital Markets

9.3                               Any such notice or notification shall be in English and shall take effect, in the case of a letter, at the time of delivery and, in the case of fax, at the time of despatch.

10.                               GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and construed in accordance with, the laws of England.

11.                               MISCELLANEOUS

11.1                        Time shall be of the essence of this Agreement.

11.2                        The heading to each Clause is included for convenience only and shall not affect the construction of this Agreement.

11.3                        This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart.

11.4                        It is acknowledged that the Issuer has discussed with the Managers its principles for allocation and pricing of the Bonds and the factors all parties believe to be relevant to the allocation and pricing of the Bonds and that the Issuer and the Managers have agreed the objectives and process for the allocation and pricing. Notwithstanding the foregoing, the parties hereto agree and acknowledge that any allocation of Bonds to either Manager will be at the Issuer’s sole discretion.

11.5                        The Issuer acknowledges and agrees that each Manager is part of its own financial services group (the group) which includes, among other businesses, equity and debt securities trading (both for clients and as principal), securities offerings, fund management, financing services and financial advisory services and, accordingly, in no circumstance shall either Manager have any liability by reason of any member of its group conducting such other businesses or acting in its own interests or in the interests of other clients in respect of matters affecting the Issuer or any other company involved in this Agreement, including, where in so acting, any member of the relevant group acts in a manner which is adverse to the interests of the Issuer or any other party involved in this Agreement. In addition, as a result of duties of confidentiality, each Manager may be prohibited from disclosing information to the Issuer, or such disclosure may be inappropriate, and the Issuer agrees that no member of either Manager’s group will be under a duty to use or disclose any non-public information acquired from, or during the course of carrying on business for, any other person. The Issuer expressly acknowledges and agrees that, in the ordinary course of business, each of the Managers and other parts of their respective groups at any time (i) may invest on a principal basis or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions, for their own accounts or the accounts of customers, in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Issuer or any other company that may be involved in any proposed transaction, and (ii) may provide or arrange financing and other financial services to other companies that may be involved in any proposed transaction or a competing transaction, in each case whose interests may conflict with those of the Issuer.

11.6                        The Issuer agrees that neither Manager is acting as a financial adviser or fiduciary to or an agent of the Issuer or any other person in respect of the timing, terms, structure or price of the Bonds and confirms that it will not claim or allege that either Manager has rendered advisory services of any nature or respect to it, or owes a fiduciary or similar duty to the Issuer, in connection with the issue and offering of the Bonds or the process leading thereto. Nothing in this paragraph shall exclude or restrict any duty or liability of the Managers which they have under the FSMA or the arrangements for regulating the Managers thereunder to any extent prohibited by those arrangements. The Issuer confirms that it will not claim or allege that the Managers are liable for the timing, terms or structure of the arrangements contemplated in this Agreement, for the offer price being set at a level that is too high or too low, or for any sales of securities by investors to which such securities are allocated.

11.7                        A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

AS WITNESS the hands of the parties (or their duly authorised representatives) on the date which appears first on page 1.

SCHEDULE 1

MANAGERS’ UNDERWRITING COMMITMENTS

Manager	Principal amount of Bonds
J.P. Morgan Securities plc	£720,000,000

Morgan Stanley & Co. International plc	£720,000,000

TOTAL:	£1,440,000,000

SCHEDULE 2

THE HEDGING AND SECURITY DOCUMENTS

The following documents are expected to be entered in connection with the Options on or before the Closing Date:

(a)                                 an escrow agreement among the Issuer, Morgan Stanley and JPMorgan Chase Bank, N.A., London Branch (the Morgan Stanley Escrow Agreement);

(b)                                 an escrow agreement among the Issuer, J.P. Morgan and JPMorgan Chase Bank, N.A., London Branch (the J.P. Morgan Escrow Agreement and together with the Morgan Stanley Escrow Agreement, the Escrow Agreements);

(c)                                  interest rate swap arrangements between the Issuer and Morgan Stanley and between the Issuer and J.P. Morgan (together, the Interest Rate Swaps);

(d)                                 an English law governed security deed between the Issuer (as Chargor) and Morgan Stanley (as Secured Party) (the Morgan Stanley Security Deed); and

(e)                                  an English law governed security deed between the Issuer (as Chargor) and J.P. Morgan (as Secured Party) (the J.P. Morgan Security Deed and together with the Morgan Stanley Security Deed, the Issuer Security Deeds).

SIGNATORIES

VODAFONE GROUP PLC

By:	/s/ Neil Garrod
Neil Garrod
Group Treasury Director

J.P. MORGAN SECURITIES PLC

By:

MORGAN STANLEY & CO. INTERNATIONAL PLC

By:

SIGNATORIES

VODAFONE GROUP PLC

By:

J.P. MORGAN SECURITIES PLC

By:	/s/ Pedro Lami
Pedro Lami, Ed

MORGAN STANLEY & CO. INTERNATIONAL PLC

By:

SIGNATORIES

VODAFONE GROUP PLC

By:

J.P. MORGAN SECURITIES PLC

By:

MORGAN STANLEY & CO. INTERNATIONAL PLC

By:	/s/ Adam Pickard
Adam Pickard
EXECUTIVE DIRECTOR